Exhibit 10.61

                             1998
                         ABCBS/BCBSMo
                          Incentive
                             Plan




                        President/CEO






               The ABCBS/BCBSMo Incentive Plan

                         Eligibility

The 1998 ABCBS Incentive Plan (AIP) and the 1998 BCBSMo
Management Incentive Plan (MIP) are short-term incentive programs designed to reward the key management team for the achievement of financial and individual goals. As this program is designed exclusively for the President/CEO of both companies, it is a combination of the ABCBS's and BCBSMo's incentive plans.



   ABCBS and BCBSMo reserve the right to update, modify or repeal this program, permanently or temporarily, if it is in the best interest of the companies to do so. The description of this program contained in this booklet should not be construed to imply that it is an employment contract for any period of time.



                 Overall Program Description


For 1998, 50% of your annual incentive opportunity will be based upon ABCBS corporate financial performance, and 50% will be based on BCBSMo corporate financial performance.
Two incentive pools, one for each company's performance, have been established to determine your total incentive opportunity.

The key element in determining the size of your incentive pools are: the overall corporate financial performance as measured by ABCBS's 1998 net income and by BCBSMo's 1998 operating income.

Your total target incentive pool is 43% of your base salary.
The target pools attributed to ABCBS and BCBSMo are 21.5% and 21.5%, respectively.

ABCBS's incentive payment and BCBSMo's incentive payment will be calculated separately, and then combined into your total incentive payout.



                  ABCBS Incentive Component


                    ABCBS Incentive Pool

The key element in determining the size of your ABCBS incentive pool is the overall corporate financial performance as measured by the company's 1998 net income. Your maximum incentive payment will be determined by the company's financial performance according to the incentive pool chart below. The actual amount paid will ultimately depend on the accomplishment of the corporate financial goal (net income) and individual goals.

Net income of $1.8 million must be achieved for any payout to occur. There will be no incentive payment for performance below the threshold level.

In 1998, the incentive pool size is expressed as a percentage of your base salary as of December 31, 1998.


                ABCBS Incentive Pool Funding

                    Threshold      Target      Maximum

Net Income:*           $1.8         $5.5        $8.3
                     million       million     million

Pool Size as a %
of                      7%          21.5%        33%
base salary:


    *Net income is ABCBS total income, excluding one time
                          charges.
           Source: Corporate Financial Statements

        Note: Performance results for the pool will be
                        interpolated.

                 BCBSMo Incentive Component


                    BCBSMo Incentive Pool

The key element in determining the size of your BCBSMo incentive pool is the overall corporate financial performance as measured by the company's 1998 operating income. Your maximum incentive payment will be determined by the company's financial performance according to the incentive pool chart below. The actual amount paid will ultimately depend on the accomplishment of the corporate financial goal (operating income) and individual goals.

Operating income of $1.25 million must be achieved for any payout to occur. There will be no incentive payment for performance below the threshold level.

In 1998, the incentive pool size is expressed as a percentage of your base salary as of December 31, 1998.


                BCBSMo Incentive Pool Funding


                      Threshold     Target      Maximum

Operating Income:*      $1.25       $2.00        $2.75
                       million     million      million

Pool Size as a %
of                       7%         21.5%         33%
base salary:


 *Operating Income is income excluding non-reoccurring items as reported on the BCBSMo monthly financial statement.
     Specific exclusions include investment income/loss, extraordinary income and expenses, and taxes.

Note: Performance results for the pool will be interpolated.

             Corporate and Individual Incentives

The following description applies to both the ABCBS and BCBSMo components of the incentive plan. This describes the split between corporate and individual incentives.

Corporate Financial Incentive - 75% of your incentive payment is based solely on the accomplishment of the corporate financial goal, i.e., you receive 75% of the incentive payment based on the Incentive Pool charts for ABCBS and BCBSMo.

Individual Incentive - Additionally, 25% of your incentive payment is based on the accomplishment of individual goals.
Corporate financial goal results (ABCBS net income and BCBSMo operating income) will determine the incentive pools available for individual goal accomplishment. Corporate financial goal thresholds must be met before any payout for individual goals will occur.

Your individual goals will be specific and/or unique discretionary goals that will be tied to and support the overall corporate goals. These goals may be individual or team goals that focus on key projects, productivity, quality, process improvement, or organizational effectiveness, to which all participants contribute. All discretionary goals must be approved by the Compensation
Committee of the Board.

Achievement of all individual goal targets will result in a payout equal to 100% of your potential payout for individual goals. (The potential payout is based on the available pool created by corporate financial performance.) The maximum payout for individual goal performance, 150% of your potential payout for individual goals, may be achieved based on exceptional performance against individual goals.

Minimum Incentive Payout -- There is no minimum incentive for 1998.

                Administration of the Program

Year-end corporate financial results for 1998 are expected to be available by March 1999. Once known, your performance results as measured against your individual discretionary goals should be forwarded to the Compensation Committee of the Board for approval. After receiving all necessary information, Human Resources will calculate the incentive payments with payout expected to occur in March 1999, following acceptance and approval by the Board of Directors or their designee.

Incentives for those who are promoted into a management position, move from one management level to another, or move out of a management position and into another position within the company, will be prorated according to the number of full months spent in the eligible position(s).
Incentives for those newly hired into positions eligible for the AIP/MIP will be calculated using the participant's hire date.

          Administration of the Program (continued)

The size of the financial and individual performance components is expressed as a percentage of your base salary as of December 31, 1998. If the participant moves into or out of an eligible position, or moves from one AIP/MIP level to another, (ex. Vice President to Senior Vice President), the incentive pool will be based on the participant's base salary for the time spent in that position or at that level. The actual amount paid will ultimately depend on the accomplishment of financial and individual goals.

If an eligible participant receives a performance rating of DNM (Does Not Meet Standards) at his or her annual performance review, he or she will become ineligible to receive an incentive payment for that year.

A participant whose employment is terminated for any reason during 1998 will be ineligible to receive a payment under this plan. The only exception to this relates to death while employed. In this case, the incentive payment will be prorated according to the number of full months the participant spent in the position(s), and then paid to the participant's beneficiary, as specified in the company provided life insurance policy.

If you have any questions about the AIP/MIP, contact Joe
Jones, Incentive Compensation Analyst in Human Resources at
(314) 923-4947.